UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 27, 2005

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On July 27, 2005, Star Gas LLC, a Delaware limited liability company (the “General Partner”), which is the general partner of Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership”) and, together with the General Partner and their affiliates, successors and assigns, the “Company”) and Mr. Ami Trauber entered into an agreement, effective as of July 15, 2005 (the “Agreement”), to resolve all claims arising out of the termination of Mr. Trauber as Chief Financial Officer of the Partnership, effective May 6, 2005.

Mr. Trauber was employed pursuant to an employment agreement dated as of October 15, 2001. The agreement was terminable at will at any time upon 90 days’ prior written notice. The agreement provided for an annual base salary of $360,000. In addition, Mr. Trauber could earn a bonus of up to 40% of the base salary for services rendered based upon certain performance criteria.

In connection with the termination of this agreement, Mr. Trauber will receive a payment of $92,700 representing salary in lieu of the 90 days’ notice plus six months severance compensation equal to $185,400 In addition, the Partnership will pay the premiums for Mr. Trauber’s healthcare coverage for nine months. Mr. Trauber will also be entitled to receive any amounts payable to him in accordance with the terms of the unit appreciation rights that were previously granted to him in 2001 and 2002.

Item 9.01(c) Exhibits

99.1	Agreement dated as of July 15, 2005, between Mr. Trauber and the Partnership.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.
By:	Star Gas LLC (General Partner)

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

Date: July 29, 2005